Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
May 26, 2016

SEARS HOLDINGS REPORTS FIRST QUARTER 2016 RESULTS AND OTHER CORPORATE DEVELOPMENTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company")(NASDAQ: SHLD) today announced financial results for its first quarter ended April 30, 2016. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported:

•
Reported net loss attributable to Holdings' shareholders of $471 million ($4.41 loss per diluted share) for the first quarter of 2016 compared to a net loss attributable to Holdings' shareholders of $303 million ($2.85 loss per diluted share) for the prior year first quarter.

•
Adjusted for significant items, we would have reported a net loss attributable to Holdings' shareholders of $199 million ($1.86 loss per diluted share) for the quarter compared to a net loss attributable to Holdings' shareholders of $213 million ($2.00 loss per diluted share) in the prior year quarter;

•
Adjusted EBITDA of $(127) million, excluding Seritage Growth Properties and joint venture rent, in the first quarter of 2016 improved from $(141) million in the prior year first quarter. We have shown improvements in six of the last seven quarters;

•	Kmart and Sears Domestic comparable store sales declined 5.0% and 7.1%, respectively, in the first quarter of 2016; and

•
During the first quarter of 2016, the Company closed a $750 million Senior Secured Term Loan (the "2016 Term Loan") and received approximately $722 million in net proceeds from the 2016 Term Loan. The Company also entered into a $500 million committed secured loan facility (the "Secured Loan Facility") maturing in July 2017 and received net proceeds of approximately $485 million from the Secured Loan Facility. The proceeds were used to reduce outstanding borrowings under its asset-based revolving credit facility and for general corporate purposes. The 2016 Term Loan, together with the Secured Loan Facility, provide the Company with additional financial flexibility as it executes on its transformation to a more asset-light integrated retailer leveraging its membership based Shop Your Way® program.

Edward S. Lampert, Holdings' Chairman and Chief Executive Officer, said, "While our operating performance still remains well below our goals, I am pleased to report that our first quarter Adjusted EBITDA, excluding Seritage Growth Properties and joint venture rent, improved by $14 million compared to the first quarter of 2015, largely driven by reductions in overall expenses. Our Sears Domestic and Kmart apparel businesses continue to be negatively impacted by a heavily promotional competitive environment. We continue to focus on improving the overall performance of these businesses through changes to our assortment, sourcing, pricing and inventory management practices. We remain focused on restoring Sears Holdings to profitability by concentrating on our best stores, our best members and our best categories through innovative solutions leveraging our Shop Your Way membership program and our Integrated Retail offerings."

Rob Schriesheim, Holdings' Chief Financial Officer, said, "We have an asset rich portfolio which provides us with numerous options to finance our transformation strategy. The closing of the previously announced $750 million Term Loan, together with the $500 million Secured Loan Facility, provides $1.25 billion of committed financing. When considered together with our previously announced intention to monetize at least $300 million of assets, this set of actions would result in an aggregate of $1.5 billion of enhanced liquidity. As we have consistently demonstrated, we will continue to take actions to adjust our capital structure and manage our business to enable us to execute on our transformation while meeting all of our financial obligations."
Financial Results
Revenues decreased approximately $488 million to $5.4 billion for the quarter ended April 30, 2016, compared to revenues of $5.9 billion for the quarter ended May 2, 2015. The decrease in revenue was primarily driven by a 6.1% decline in comparable store sales during the quarter, which accounted for $268 million of the revenue decline, and by having fewer Kmart and Sears Full-line stores in operation, which accounted for $149 million of the decline.
At Kmart, comparable store sales decreased 5.0% driven by declines in the consumer electronics, grocery & household, pharmacy, drugstore and home categories. Sears Domestic comparable store sales decreased 7.1% primarily driven by decreases in home appliances, apparel, consumer electronics, footwear and Sears Auto Centers.
During the quarter, gross margin decreased $341 million due to the above noted decline in sales, as well as a decline in our gross margin rate. Kmart's gross margin rate for the first quarter declined 310 basis points compared to the prior year first quarter, while Sears Domestic's gross margin rate declined 470 basis points. Excluding the impact of significant items noted in our Adjusted Earnings Per Share tables, Kmart's gross margin rate would have declined 110 basis points, while Sears Domestic's gross margin rate would have declined 230 basis points compared to the prior year first quarter, driven by increased markdowns, including an increase in Shop Your Way expense, in both formats, as well as significantly lower margin in our apparel business and home appliances business experienced in Sears Domestic.
Selling and administrative expenses decreased $178 million in the first quarter of 2016 compared to the prior year quarter. Excluding significant items noted in our Adjusted Earnings Per Share tables, selling and administrative expenses declined $176 million primarily due to a decrease in payroll expense. In addition, advertising expense also declined as we shift away from traditional advertising to use of Shop You Way® points expense, which is included within gross margin.
Our effective tax rate for the first quarter of 2016 was an expense of 3.3%, compared to an expense of 6.3% in the prior year quarter. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income.
The Company reported a net loss attributable to Holdings' shareholders of $471 million for the first quarter of 2016 compared to a net loss attributable to Holdings' shareholders of $303 million for the prior year period. Net loss attributable to Holdings' shareholders for the first quarter of 2016 and 2015 included significant items noted in our Adjusted Earnings Per Share tables, which aggregated to expense of $272 million and $90 million, respectively. Adjusting for these significant items, we would have reported a net loss attributable to Holdings' shareholders of $199 million and $213 million in the first quarter of 2016 and 2015, respectively.
Financial Position
The Company's cash balances were $286 million at April 30, 2016 compared with $238 million at January 30, 2016. Merchandise inventories at April 30, 2016 were $5.0 billion, compared to $5.1 billion at May 2, 2015, while merchandise payables were $1.3 billion and $1.7 billion at April 30, 2016 and May 2, 2015, respectively. Short-term borrowings totaled $380 million at the end of the first quarter of 2016 compared to $797 million at January 30, 2016.
At April 30, 2016, we had utilized approximately $896 million of our $1.971 billion revolving credit facility due in 2020 (consisting of $244 million of borrowings and $652 million of letters of credit outstanding). The amount available to borrow under our credit facility was approximately $265 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies primarily based on our overall inventory and receivables balances.
Total long-term debt (long-term debt and capital lease obligations) was $3.4 billion and $2.2 billion at April 30, 2016 and January 30, 2016, respectively.
Other Corporate Developments
As we continue to evaluate opportunities to accelerate our transformation and drive growth, we recognize there is significant potential to further develop our Kenmore®, Craftsman® and DieHard® ("KCD") and Sears Home Services ("SHS") businesses. Accordingly, our Board of Directors has decided to explore alternatives for KCD and SHS. Our iconic KCD brands are beloved by the American consumer and we believe that we can realize significant growth by further expanding the presence of these brands outside of Sears and Kmart. Similarly, our SHS business, which is the nation’s leading provider of in-home services (Protection Agreements, Parts Direct, Delivery/Installation/Repair and Home Improvement), has greater potential than what we have delivered in the past. As the "internet of things" develops and as more of our lives become connected, we believe SHS and KCD stand to benefit significantly from broader accessibility. By evaluating potential partnerships or other transactions that could expand distribution of our brands and service offerings, we can position both businesses to achieve greater success.
We have retained Citigroup Global Markets and LionTree Advisors to assist us in these efforts. There can be no assurance that we will complete one or more transactions, but we intend to aggressively evaluate all of the potential alternatives available to these businesses.
Finally, Sears announced today that its Chief Financial Officer, Robert Schriesheim, will be departing from his position with the Company to focus on his other business interests and pursue other career opportunities. To ensure a smooth transition, Mr. Schriesheim has agreed to continue in his current role until we have identified his replacement. Additionally, Mr. Schriesheim will continue to remain an advisor to the Company through January 31, 2017. "On behalf of Sears and its Board of Directors, I would like to thank Rob for his many contributions to the Company since he joined in 2011," said Mr. Lampert.
Adjusted EBITDA
In addition to our net loss attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted EBITDA excluding Seritage/JV rent and Adjusted Earnings Per Share ("Adjusted EPS"), which are non-GAAP measures. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. Adjusted EBITDA, excluding Seritage/JV rent, reflects the impact of the additional rent expense and assigned sub-tenant rental income as a result of the Seritage and JV transactions. The terms of our leases with Seritage and the JVs provide us with the ability to accelerate the transformation of our physical stores. We expect that our cash rent obligations will decrease significantly as space in these stores is recaptured. We believe that our use of Adjusted EBITDA, Adjusted EBITDA excluding Seritage/JV rent and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA, Adjusted EBITDA excluding Seritage/JV rent or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.

Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions and other statements that describe the Company's plans. Whenever used, words such as "will," "expect," and other terms of similar meaning are intended to identify such forward-looking statements.  Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data	April 30, 2016	May 2, 2015
REVENUES
Merchandise sales and services	$5,394	$5,882
COSTS AND EXPENSES
Cost of sales, buying and occupancy	4,217	4,364
Gross margin dollars	1,177	1,518
Gross margin rate	21.8%	25.8%
Selling and administrative	1,503	1,681
Selling and administrative expense as a percentage of total revenues	27.9%	28.6%
Depreciation and amortization	95	122
Impairment charges	8	—
Gain on sales of assets	(61)	(107)
Total costs and expenses	5,762	6,060
Operating loss	(368)	(178)
Interest expense	(85)	(90)
Interest and investment loss	(4)	(18)
Other income	1	1
Loss before income taxes	(456)	(285)
Income tax expense	(15)	(18)
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(471)	$(303)
NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(4.41)	$(2.85)
Diluted weighted average common shares outstanding	106.8	106.5

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	April 30, 2016	May 2, 2015	January 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$286	$286	$238
Accounts receivable	437	474	419
Merchandise inventories	5,028	5,054	5,172
Prepaid expenses and other current assets	369	249	216
Total current assets	6,120	6,063	6,045
Property and equipment (net of accumulated depreciation and amortization of $2,999, $3,954 and $2,960)	2,520	4,351	2,631
Goodwill	269	269	269
Trade names and other intangible assets	1,907	2,094	1,909
Other assets	359	492	483
TOTAL ASSETS	$11,175	$13,269	$11,337
LIABILITIES
Current liabilities
Short-term borrowings	$380	$714	$797
Current portion of long-term debt and capitalized lease obligations	66	73	71
Merchandise payables	1,337	1,685	1,574
Other current liabilities	1,737	1,912	1,925
Unearned revenues	773	804	787
Other taxes	301	371	284
Total current liabilities	4,594	5,559	5,438
Long-term debt and capitalized lease obligations	3,312	3,080	2,108
Pension and postretirement benefits	2,137	2,329	2,206
Deferred gain on sale-leaseback	718	—	753
Sale-leaseback financing obligation	164	426	164
Other long-term liabilities	1,718	1,859	1,731
Long-term deferred tax liabilities	892	1,198	893
Total Liabilities	13,535	14,451	13,293
EQUITY (DEFICIT)
Total Equity (Deficit)	(2,360)	(1,182)	(1,956)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$11,175	$13,269	$11,337

Total common shares outstanding	106.8	106.6	106.7

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 30, 2016
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,139	$3,255	$5,394

Cost of sales, buying and occupancy	1,735	2,482	4,217
Gross margin dollars	404	773	1,177
Gross margin rate	18.9%	23.7%	21.8%

Selling and administrative	544	959	1,503
Selling and administrative expense as a percentage of total revenues	25.4%	29.5%	27.9%
Depreciation and amortization	19	76	95
Impairment charges	3	5	8
Gain on sales of assets	(46)	(15)	(61)
Total costs and expenses	2,255	3,507	5,762
Operating loss	$(116)	$(252)	$(368)

Number of:
Kmart Stores	896	—	896
Full-Line Stores	—	700	700
Specialty Stores	—	26	26
Total Stores	896	726	1,622

	13 Weeks Ended May 2, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,356	$3,526	$5,882

Cost of sales, buying and occupancy	1,838	2,526	4,364
Gross margin dollars	518	1,000	1,518
Gross margin rate	22.0%	28.4%	25.8%

Selling and administrative	623	1,058	1,681
Selling and administrative expense as a percentage of total revenues	26.4%	30.0%	28.6%
Depreciation and amortization	20	102	122
Gain on sales of assets	(18)	(89)	(107)
Total costs and expenses	2,463	3,597	6,060
Operating loss	$(107)	$(71)	$(178)

Number of:
Kmart Stores	973	—	973
Full-Line Stores	—	715	715
Specialty Stores	—	28	28
Total Stores	973	743	1,716

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions	April 30, 2016	May 2, 2015
Net loss attributable to Holdings per statement of operations	$(471)	$(303)
Income tax expense	15	18
Interest expense	85	90
Interest and investment loss	4	18
Other income	(1)	(1)
Operating loss	(368)	(178)
Depreciation and amortization	95	122
Gain on sales of assets	(61)	(107)
Before excluded items	(334)	(163)

Closed store reserve and severance	87	39
Pension expense	72	57
Other(1)	8	(74)
Amortization of deferred Seritage gain	(22)	—
Impairment charges	8	—
Adjusted EBITDA	(181)	(141)

Seritage/JV rent	54	—
Adjusted EBITDA excluding Seritage/JV rent	$(127)	$(141)

(1) The 13 weeks ended April 30, 2016 consisted of expenses associated with legal matters, while the 13 weeks ended May 2, 2015 consisted of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	April 30, 2016			May 2, 2015
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating loss per statement of operations	$(116)	$(252)	$(368)	$(107)	$(71)	$(178)
Depreciation and amortization	19	76	95	20	102	122
Gain on sales of assets	(46)	(15)	(61)	(18)	(89)	(107)
Before excluded items	(143)	(191)	(334)	(105)	(58)	(163)

Pension expense	—	72	72	—	57	57
Closed store reserve and severance	73	14	87	36	3	39
Other(1)	8	—	8	8	(82)	(74)
Amortization of deferred Seritage gain	(4)	(18)	(22)	—	—	—
Impairment charges	3	5	8	—	—	—
Adjusted EBITDA	$(63)	$(118)	$(181)	$(61)	$(80)	$(141)
% to revenues	(2.9)%	(3.6)%	(3.4)%	(2.6)%	(2.3)%	(2.4)%

(1) The 13 weeks ended April 30, 2016 consisted of expenses associated with legal matters, while the 13 weeks ended May 2, 2015 consisted of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended April 30, 2016
		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,177	$—	$60	$—	$—	$(22)	$—	$—	$1,215
Selling and administrative impact	1,503	(72)	(27)	—	—	—	(8)	—	1,396
Depreciation and amortization impact	95	—	(4)	—	—	—	—	—	91
Impairment charges impact	8	—	(8)	—	—	—	—	—	—
Gain on sales of assets impact	(61)	—	—	26	—	—	—	—	(35)
Operating loss impact	(368)	72	99	(26)	—	(22)	8	—	(237)
Interest and investment loss impact	(4)	—	—	—	6	—	—	—	2
Income tax expense impact	(15)	(27)	(37)	10	(2)	8	(3)	186	120
After tax and noncontrolling interests impact	(471)	45	62	(16)	4	(14)	5	186	(199)
Diluted loss per share impact	$(4.41)	$0.42	$0.58	$(0.15)	$0.04	$(0.13)	$0.05	$1.74	$(1.86)

	13 Weeks Ended May 2, 2015
.		Adjustments
millions, except per share data	GAAP	Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Mark-to-Market Adjustments	Other(1)	Tax Matters	As Adjusted
Gross margin impact	$1,518	$—	$6	$—	$—	$(93)	$—	$1,431
Selling and administrative impact	1,681	(57)	(33)	—	—	(19)	—	1,572
Gain on sales of assets impact	(107)	—	—	96	—	—	—	(11)
Operating loss impact	(178)	57	39	(96)	—	(74)	—	(252)
Interest and investment loss impact	(18)	—	—	—	19	—	—	1
Income tax expense impact	(18)	(21)	(15)	36	(7)	28	124	127
After tax and noncontrolling interests impact	(303)	36	24	(60)	12	(46)	124	(213)
Diluted loss per share impact	$(2.85)	$0.34	$0.23	$(0.56)	$0.11	$(0.43)	$1.16	$(2.00)

(1) The 13 weeks ended April 30, 2016 consisted of expenses associated with legal matters, while the 13 weeks ended May 2, 2015 consisted of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.